UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2009

ETELOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31081	77-0407364
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26828 Maple Valley Highway #297 Maple Valley Washington		98038
(Address of principal executive offices)		(Zip Code)

(425) 458-4510

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On April 17, 2009, Etelos, Inc. (the “Company”) issued a promissory note (the “Note”) to Enable Growth Partners LP (“Enable”) in the original principal amount of $385,000 in exchange for $385,000 in cash delivered to the Company by Enable.

The Note accrues interest at the rate of 10% per annum.  Payment of the principal and accrued interest is due on October 17, 2009.  Enable may accelerate payments due under the Note in the event of default.  The Note is secured by all of the Company’s assets.  The Company’s obligations under the Note are also secured by a Security Agreement between the Company and Enable dated January 31, 2008.

According to the Schedule 13D filed by Enable on April 23, 2008, Enable and its affiliates collectively held as of April 23, 2008 (i) 4,049,833 shares of Company common stock (“Shares”), (ii) warrants to purchase 444,444 Shares at an exercise price of $1.80 per Share, subject to certain adjustments, (iii) a 6% convertible note in the aggregate principal amount of $924,000, which is convertible into Shares at a conversion rate of $0.75 per Share, (iv) a 6% convertible note in the aggregate principal amount of $440,000, which is convertible into Shares at a conversion rate of $0.75 per Share, (v) a 6% convertible note in the principal amount of $1,000,000, which is convertible into Shares at a conversion rate of $1.35 per Share, and (vi) a 6% convertible note in the principle amount of $3,000,000, which is convertible into Shares at a conversion rate of $1.35 per Share.

The summary description of the Note contained in this report is qualified by reference to the complete Note, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01.             Financial Statements and Exhibits.

(d)             Exhibits

Exhibit Number	Description

10.1*	Promissory Note dated April 17, 2009 issued to Enable Growth Partners LP

* Attached herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Etelos, Inc.

Date: April 21, 2009	By	/s/ Kennedy A. Brooks
Kennedy A. Brooks
Vice President & General Counsel